Exhibit 99.1

1.	HEI designs and manufactures high density flex interconnect substrates and in some cases assembles microelectronics on those substrates. Some applications for those materials in the medical field are portable ultrasound displays, implantable glucose sensors, and ICD’s such as pacemakers and defibrillators.

2.	“Wire bonding” electrically connects a chip or other electrical component to another component or to the base substrate. “Ribbon” bonding simply refers to the specific type of wire used which has a ribbon shaped cross section vs. the more typical round shaped cross section. This type of wire has been used to connect high frequency die to substrates, sometimes also used with die mounted in a “chip well. Conventional “direct-chip attach” of high-frequency die, called MMIC’s, requires that the die be placed in a small “well” or cavity on the PWB, and attached with a ribbon wire (typically .006-.010” wide) across the resulting small gaps. The primary purpose of this is to create a very short wire length, which is necessary with a non-compensated structure. HEI’s high frequency technology (for which patents have been allowed) eliminates the need for ribbon bonding or chip wells, both of which typically add expense to the assembly.

3.	Several companies make Ribbon Bonders (e.g. Hughes (now Palomar) and Orthodyne). Ribbon Bonders are typically very slow and require extensive skilled operator involvement.

4.	In ball bonding applications a 1 mill Au wire tip is heated up such that a small “ball” of Au is formed. The wire (with the small ball at the tip) is then bonded to a “pad” using thermal and ultrasonic energy, the resulting wire comes straight out of the slightly “squashed” ball. Wedge bond. The wire (can be aluminum or gold) is bonded to a surface using the side of a bonding tool; if gold wire, it typically uses both thermal and ultrasonic energy, but if aluminum, the energy is usually only ultrasonic. A type of wedge bond must be used for the 2nd wire connection (on the substrate). The wire is heated and placed on the pad, then a flat surface presses the wire onto the pad and breaks the unwanted wire away by pulling it from the pad. The result is a bond that is “wedge” shape vs. “ball” shaped as on the first bond to the IC.

5.	A summary of the cost and yield difference between an SMT MMIC package vs. direct attached methods. This is a complicated cost analysis, depending on die complexity, number of devices and wire bonds, and repeatability of the process. The types of cost savings when using the SMT package vs. the direct attach method includes:

1) Direct attach die always has a yield associated with the process. If there are nine die direct attached to a substrate and the yield of each die bond is 90%, the yield of the assembly simply due to die bonding is only 39%.

2) Each die must be “tuned” after direct bonding to the substrate whereas HEI packaged die does not need tuning.

3) Each packaged die is pre-tested, prior to mounting on a final assembly, direct attached die may or may not have been tested.

6.	A summary of flip-chip bump interconnection structure. The top, interconnection surface of a standard IC has “pads” which are typically connected to the substrate via wire bonds. A “flip chip” connection “bumps” the IC pads so that the IC can be “flipped” over onto the substrate such that the bumped IC pads can connect to matching interconnection pads on the substrate using an electrically conductive adhesive. Flip chipping is not a generally accepted method for MMICS.

7.	Leading GaAs MMIC providers: TriQuint, United Monolithic Semiconductors(UMS); Agilent; Celeritek, Alpha Industries, Vitesse.

8.	Top 5 customers and approx. percent of revenue

	FY2001	FY2002
		(EST.)

Siemens	24%	22%

Sonic	22%	21%

Picolight	1%	10%

Agere	10%	6%

MSEI	5%	4%

UMS/TQNT	<1%	5%

(HEI has multiple programs and multiple products with each of the above listed customers.)

Upsides in FY2002 revenue from the Broadband markets we expected to reduce Siemens and Sonic percentages to < 20% each.

9.	A simple walk through of the manufacturing equipment used in manufacture of the HEI SMT chip carries:

1) specialized printed circuit board fabrication, either internal or external.

2) precision epoxy dispense ( Camalot, MRSI, etc.)

3) high accuracy pick and place equipment to place the die ( MRSI or K&S/Dataco)

4) high speed gold wire bonding ( K&S)

5) custom lid attach ( RJR)

6) diamond saw singulation ( K&S)

10.	Examples of uses for the T-bond for each end market.

Fixed Wireless. HEI’s T-ball technology can be used anytime that MMICs (die operating above approximately 10GHz) are required. With T-ball, the MMIC can be placed in a surface mount package and then can be assembled in a very low cost way. Fixed wireless application can be point-to-point; point-to-multipoint; and LMDS applications. All of these applications will require MMIC die to be used in the high-frequency “front end” which is the receive / transmit portion of the devices.

-Optical Networking-We have those. T-ball will be used to package MMICs which are used in various components of a transducer (a device that either sends light through a fiber or receives light from the fiber). The components which will benefit most from HEI’s packages are the transducer driver and modulator.

-Satellite Communications. Very similar to the wireless (above), the T-ball technology can be used to package MMICs in the high-frequency portion of the VSAT (very small aperture terminals).

11.	Equipment needed to automatically align laser diodes and fiber. The equipment is typically custom designed, although using a Newport product may be possible and standard optical fiber measurement equipment.